SOURCE: Corix Bioscience

November 07, 2017 08:00 ET

Corix Bioscience Purchases Pharmaceutical Development Corp LTD

PHOENIX, AZ--(Marketwired - Nov 7, 2017) - Corix Bioscience Inc. (OTCQB: CXBS) has purchased 100% of Pharmaceutical Development Corp., allowing Corix to commence selling its proprietary cannabis products internationally.

Michael Ogburn, Corix Bioscience CEO, stated, "This is a defining moment for our company. It allows us to grow and manufacture cannabis in Lesotho and distribute our products to dozens of other countries. It will allow us to accelerate our growth very quickly. This deal will help us grow into the powerhouse company we anticipate to be in 2018."

Pharmaceutical Development's manufacturing facility is in Lesotho, a landlocked country located in South Africa. It received the first cannabis license in all of South Africa. They have an export treaty that allows them to export cannabis and CBD oil to approximately 30 plus different countries in the EU, Canada, Australia, Mexico, Brazil and New Zealand.

About Corix Bioscience Inc.

Corix Bioscience Inc. ("Corix") is a Wyoming corporation and is fully reporting with the SEC and is listed as OTCQB: CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Corix has offices in Irvine, CA., Phoenix, Arizona, a laboratory and processing facility in Carson City, Nevada, a research and development grow operation in Adelanto, CA., and fields for growing the plants in Genoa, Nevada. We are currently looking at expanding our footprint into Washington, Oregon and Colorado. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultimately yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Forward Looking Statement

This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in

underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

Contact Information

- Contact:
  Corix Bioscience Inc.
  Christ Froese
  623-551-5808
  CFroese@CorixBioscience.com

  Brokers and Analysts
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